Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Thursday, Feb. 3, 2022

MEDIA:	INVESTOR CONTACT:
media@williams.com 800-945-8723	Danilo Juvane 918-573-5075	Grace Scott 918-573-1092

Williams Appoints Richard Muncrief and Jesse Tyson to Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) today announced that its Board of Directors has appointed Richard E. Muncrief and Jesse J. Tyson as independent directors on the Board, effective March 1, 2022.

Mr. Muncrief brings more than 40 years of experience in energy, primarily from the upstream sector. He is currently president and chief executive officer of Devon Energy, having previously served as chief executive officer and chairman of the board of WPX Energy before its merger with Devon in 2021. Prior to joining WPX, he was senior vice president, operations and resource development of Continental Resources, Inc. At Williams, Mr. Muncrief will serve as a member of the Board’s Compensation and Management Committee and the Environmental, Health and Safety Committee.

Mr. Tyson built a 35-year global career with ExxonMobil that included leadership roles in marketing, logistics, safety and operations. After retiring from ExxonMobil, he became president and chief executive officer of the National Black MBA Association from 2012 to 2018. As head of the largest association of MBA graduates in the U.S., Mr. Tyson was responsible for leading the strategic development of corporate and university partnerships to connect members with career matches and graduate school opportunities. At Williams, Mr. Tyson will serve as a member of the Audit Committee and the Sustainability Committee.

“We are extremely pleased to add Richard and Jesse to the Board as we continue to increase bench strength with regard to strategic decision making and corporate governance for the long-term benefit of shareholders,” said Stephen W. Bergstrom, chairman of the Williams Board of Directors. “We believe these two gentlemen bring uniquely diverse skill sets and experiences that will advance our position as a leader in the clean energy economy and help us cultivate an increasingly diverse and inclusive workforce.”

With the appointment of Mr. Muncrief and Mr. Tyson, the Williams Board of Directors consists of 14 members, 13 of whom are independent.

About Richard Muncrief

Mr. Muncrief currently serves as president and chief executive officer of Devon Energy. He previously served as chief executive officer and chairman of the board of WPX Energy, which merged with Devon in 2021. Prior to joining WPX, he served as senior vice president, operations and resource development of Continental Resources, Inc. Muncrief was earlier served in business management positions at Resource Production Company, Quest Midstream Partners, LP., ConocoPhillips and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. Muncrief holds a Bachelor of Science degree in petroleum engineering technology from Oklahoma State University, where he has also been recognized as a distinguished alumnus and is a member of the College of Engineering, Architecture & Technology Hall of Fame. He serves on the board of directors and the executive committee of the American Petroleum Institute. He is a past chairman and currently serves on the board of directors and the executive committee of the American Exploration & Production Council. Muncrief also serves on the national advisory board of the Gilcrease Museum.

About Jesse Tyson

Mr. Tyson built a 35-year global career with ExxonMobil that included marketing, logistics, safety, operations, order-to-cash and financial stewardship. His career with the world’s largest energy corporation centered on sales strategy and operations, regional energy policy, leading road transportation, as well as safety and efficiency. Upon retirement from ExxonMobil in 2011, he became president and chief executive officer of the National Black MBA Association (2013-2019), the largest association of MBA graduates in the U.S. Tyson graduated with honors from Lane College where the U.S. Department of State awarded him a scholarship to study the economic impact of the drought in Senegal, West Africa. He earned an MBA from Ohio State University and later attended the Brookings Institution and the International Institute for Management Development Business School in Lausanne, Switzerland.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

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